Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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                                               :
                                               :     Chapter 11
         In re                                 :
                                               :     Case No. 02-41316 (ALG)
NTL INCORPORATED, et al.,                      :
                  -- --                        :
                                               :     (Jointly Administered)
                                 Debtors.      :
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            FINDINGS OF FACT AND CONCLUSIONS OF LAW RELATING TO,
       AND ORDER UNDER 11 U.S.C.' 1129(a) AND (b) AND FED. R. BANKR.
          P. 3020 CONFIRMING, SECOND AMENDED JOINT REORGANIZATION
             PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                  RECITALS

         A. On May 8, 2002 (the "Petition Date"), NTL Incorporated ("NTL") and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions in this Court for reorganization relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. " 101-1330, as amended (the "Bankruptcy Code").

         B. On May 8, 2002, the Debtors filed with the Court their joint reorganization plan, dated May 8, 2002 (Docket No. 20) (the "Initial Plan").(1)

         C. On May 24, 2002, the Debtors filed with the Court their amended joint reorganization plan (Exhibit A to Docket No. 65) (the "Amended Plan") and a related disclosure statement (Docket No. 65) (the "Initial Disclosure Statement"), each dated May 24, 2002.


_________________

(1) Unless otherwise defined, capitalized terms used in this order (the "Order") shall have the meanings ascribed to them in the Plan. In addition, in accordance with Article I.A of the Plan, any term used in the Plan or this Order that is not defined in the Plan or this Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

         The rules of interpretation set forth in Article I.C of the Plan shall apply to this Order and, in accordance with paragraph 65 of this Order, if there is any direct conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control.



         D. On May 30, 2002, the Court entered an order (Docket No. 73) (the "Disclosure Statement Hearing Order") (i) scheduling a hearing to consider the adequacy of the Initial Disclosure Statement (the "Disclosure Statement Hearing"), (ii) approving the form of notice of the hearing to consider the adequacy of the Initial Disclosure Statement (the "Disclosure Statement Hearing Notice"), and (iii) establishing certain procedures for service of the Disclosure Statement Hearing Notice and for filing and service of objections to the Initial Disclosure Statement.

         E. The Disclosure Statement Hearing Notice was served upon all parties required by the Disclosure Statement Hearing Order and published in the global edition of the Wall Street Journal on June 4, 2002, as set forth in the affidavits of Kay Smith, sworn to June 4, 2002 (Docket No. 99), and Jane Sullivan, sworn to June 21, 2002 (Docket No. 122), respectively.

         F. Following the Disclosure Statement Hearing on July 12, 2002, the Court entered an order, among other things, (i) approving the Disclosure Statement as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code, (ii) establishing solicitation, voting, and tabulation procedures and deadlines, (iii) scheduling the hearing to consider confirmation of the Plan (as defined below), and (iv) approving the form and manner of notice of the deadline for, and establishing deadlines and procedures for the filing and service of, objections to confirmation of the Plan (Docket No. 175) (the "Solicitation Procedures Order").

         G. On July 15, 2002, the Debtors filed their second amended joint reorganization plan (Exhibit A to Docket No. 183) (as subsequently amended, modified, or supplemented, the "Plan") and an amended disclosure statement with respect to the Plan (Docket No. 183) (as amended, the "Disclosure Statement"), each dated July 15, 2002.(2)


___________________

(2) References in this order to "the Plan" are to the Plan, dated July 15, 2002, as modified by paragraph 45 of this Order. A copy of the Plan (without the exhibits thereto) is annexed hereto as Exhibit A and incorporated herein by reference. Notwithstanding the foregoing, the exhibits to the Plan (some of which were annexed to the Plan filed with the Court on July 15, 2002 (Docket No. 183) and the remainder of which were included in the Plan Supplement filed with the Court on August 22, 2002 (Docket No. 246) and September 4, 2002 (Docket No. 280) also are incorporated herein by reference.



         H. The Confirmation Hearing Notice, the Disclosure Statement, the Plan, the Solicitation Procedures Order, the appropriate Ballots (or, in the case of non-voting Classes, the appropriate notice of non-voting status), and Volume II of the UK Prospectus (as defined in the Disclosure Statement) (collectively, the "Solicitation Package") were transmitted to all holders of Claims and Interests and other parties-in-interest in accordance with Fed. R. Bankr. P. 3017(d) and the Solicitation Procedures Order, as set forth in the affidavit (the "Solicitation Affidavit") of Jane Sullivan, a Director of Innisfree M&A Incorporated ("Innisfree"), the Debtors' solicitation agent, sworn to August 15, 2002 (Docket No. 233).

         I. On August 1, 2002, the Confirmation Hearing Notice was published in the global edition of the Wall Street Journal, as set forth in the affidavit of publication of Gary Morris, sworn to August 1, 2002 (Docket No. 228), and in the Financial Times, as set forth in the affidavit of publication of Tim Hart (Docket No. 244), sworn to August 14, 2002 (together, the "Publication Affidavits").

         J. On August 22, 2002, the Debtors filed with the Court the Plan Supplement (Docket No. 246) containing certain documents and other information related to the Plan, as specified in the Plan.

         K. On September 3, 2002, the Debtors filed the affidavit of David Hartie, sworn to September 3, 2002 (Docket No. 271) (the "Tabulation Affidavit"), certifying the results of the ballot and master ballot tabulation for the Classes of Claims and Interests voting to accept or reject the Plan.

         L. On September 3, 2002, the Debtors filed the affidavit of Robert Ott, sworn to August 30, 2002 (Docket No. 270) (the "Ott Affidavit"), and on September 4, 2002 the Debtors filed the affidavits of Barclay Knapp, sworn to September 4, 2002 (Docket No. 275) (the "Knapp Affidavit") and Michael A. Wildish, sworn to September 3, 2002 (Docket No. 273) (the "Wildish Affidavit"), each in support of confirmation of the Plan (collectively, the "Supporting Affidavits").

         M. On September 4, 2002, the Debtors filed their Memorandum In Support Of Confirmation Of Second Amended Joint Reorganization Plan Of NTL Incorporated And Certain Subsidiaries (Docket No. 276) (the "Confirmation Memorandum").

         N. Pursuant to section 1128(a) of the Bankruptcy Code, the Court held a hearing on September 5, 2002 (the "Confirmation Hearing") to consider confirmation of the Plan.

         O. The objections to confirmation of the Plan filed by: (i) B2 Bredband AB (Publ), Investor Growth Ltd., Investor Group L.P., the Carlyle Group, Continuum Group Limited and AI Capital C.V.; (ii) Apollo Investment Fund V L.P., Pequot International Fund, Inc., Pequot Partners Fund, L.P., Pequot Special Opportunities Fund, L.P., Goldentree High Yield Master Fund, Ltd., Goldentree High Yield Opportunities I, L.P., Goldentree High Yield Opportunities II, L.P., and Other Separate Accounts Managed by Goldentree Asset Management L.P.; and (iii) Bruno Claude have been withdrawn, resolved, or overruled as stated on the record at the Confirmation Hearing.

         NOW, THEREFORE, based upon the Court's review of, among other things, the Plan, the Plan Supplement, the Disclosure Statement, the Solicitation Procedures Order, the Solicitation Affidavit, the Publication Affidavits, the Tabulation Affidavit, the Supporting Affidavits, the Confirmation Memorandum, all of the evidence proffered or adduced at, the objections filed in connection with, and the arguments of counsel made at, the Confirmation Hearing; and upon the record of the Disclosure Statement Hearing, Confirmation Hearing and all prior proceedings in these Chapter 11 Cases; and after due deliberation thereon; and good cause appearing therefor:


                  FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED that(3)


__________________

(3) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.



         1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. "157(b)(2) and 1334(a)). This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C." 157 and 1334. Venue is proper pursuant to 28 U.S.C." 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. ' 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

         2. Judicial Notice. This Court takes judicial notice of the docket of the Debtors' Chapter 11 cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases.

         3. Outline Of Plan. In addition to Administrative Claims and Priority Tax Claims, which need not be designated, the Plan designates sixteen Classes of Claims and Interests. Under the Plan:

         o Holders of Other Priority Claims (Class 1), Secured Claims (Class 2), General Unsecured Claims (Class 3), and Diamond Holdings Notes Claims (Class 4) are Unimpaired, and thus are deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Subsidiary Common Stock Interests (Class 5), all of which are Debtors and proponents of the Plan, either are Unimpaired or are Impaired but have been deemed (under the Plan) to have accepted the Plan;

         o Holders of Securities Claims (Class 15), and Other Old Equity Interests and Claims (Class 16) are Impaired and will receive no distribution under the Plan, and thus are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code;

         o Holders of Intercompany Claims (Class 11), all of which are Debtors and proponents of the Plan, are Impaired and will receive no distribution under the Plan, but have been deemed under the Plan to have accepted the Plan;

         o Holders of Diamond Cable Notes Claims (Class 6), NTL CC Senior Notes Claims (Class 7), NTL CC Subordinated Notes Claims (Class 8), NTL Delaware Subordinated Notes Claims (Class 9), NTL Inc. Subordinated Notes Claims (Class 10), Old Senior Preferred Stock Interests (Class 12), Old Junior Preferred Stock Interests (Class 13), and Old Common Stock Interests (Class 14) are Impaired and will receive distributions under the Plan, and thus had the right to vote to accept or reject the Plan.


         4. Transmittal And Mailing Of Materials; Notice. The Solicitation Package was transmitted and served upon all interested parties in substantial compliance with the Solicitation Procedures Order and in compliance with the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Notice of the Confirmation Hearing and all deadlines in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order and was good and sufficient in accordance with Fed. R. Bankr. P. 2002(b) and 3020(b)(2), and no other or further notice is required.

         5. Receipt And Tabulation Of Votes. The procedures employed by Innisfree to receive and tabulate Ballots from the holders of Claims or Interests in the voting Classes, as set forth in the Tabulation Affidavit, were proper and appropriate. As described in the Tabulation Affidavit:

         o 99.42% in amount and 99.39% in number of the Allowed Claims in Class 6 (Diamond Cable Notes Claims) that voted on the Plan, accepted the Plan. Class 6 accepted the Plan;

         o 99.998% in amount and 99.62% in number of the Allowed Claims in Class 7 (NTL CC Senior Notes Claims) that voted on the Plan, accepted the Plan. Class 7 accepted the Plan;

         o 100% in amount and 100% in number of the Allowed Claims in Class 8 (NTL CC Subordinated Notes Claims) that voted on the Plan, accepted the Plan. Class 8 accepted the Plan;

         o 100% in amount and 100% in number of the Allowed Claims in Class 9 (NTL Delaware Subordinated Notes Claims) that voted on the Plan, accepted the Plan. Class 9 accepted the Plan;

         o 100% in amount and 100% in number of the Allowed Claims in Class 10 (NTL Inc. Subordinated Notes Claims) that voted on the Plan, accepted the Plan. Class 10 accepted the Plan;

         o 100% in amount of the Allowed Interests in Class 12 (Old Senior Preferred Stock Interests) that voted on the Plan, accepted the Plan. Class 12 accepted the Plan;

         o 100% in amount of the Allowed Interests in Class 13 (Old Junior Preferred Stock Interests) that voted on the Plan, accepted the Plan. Class 13 accepted the Plan; and C

         o 99.53% in amount of the Allowed Interests in Class 14 (Old Common Stock Interests) that voted on the Plan, accepted the Plan. Class 14 accepted the Plan.

The Plan was accepted by the eight Impaired Classes entitled to vote, without counting the vote of any insiders of the Debtors. The Debtors therefore obtained the requisite acceptances both in number and amount for confirmation of the Plan.

         6. Plan Compliance With Bankruptcy Code (11 U.S.C.' 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, thereby satisfying 11 U.S.C.' 1129(a)(1).

               (1) Proper Classification (11 U.S.C. "1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims, which need not be designated, the Plan designates sixteen Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class, and such classification is therefore consistent with section 1122 of the Bankruptcy Code. Valid business, factual, and legal reasons exist for the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between or among holders of Claims or Interests. Specifically, valid business, factual, and legal reasons exist for the separate classification of Claims in Classes 1, 2, 3, 4, 6, 7, 8, 9, 10, 11, 15, and 16 and for the separate classification of Interests in Classes 5, 12, 13, 14, and 16. The Plan thus satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

               (2) Specification Of Unimpaired Classes (11 U.S.C.
'1123(a)(2)). The Plan specifies that Classes 1, 2, 3, and 4 are not impaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

               (3) Specified Treatment Of Impaired Classes (11 U.S.C. '1123(a)(3)). Articles III.C and III.D of the Plan specify the treatment of Impaired Classes 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, and 16, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

               (4) No Discrimination (11 U.S.C. '1123(a)(4)). The Plan provides for the same treatment for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

               (5) Implementation Of The Plan (11 U.S.C. '1123(a)(5)).
Article IV of the Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code. Among other things, Article IV includes provisions relating to (i) the Debtors' continued corporate existence (subject to the reorganization of the Debtors into New NTL and Euroco), including, but not limited to, the Amended and Restated Certificates of Incorporation and By-Laws of NTL CC (New NTL) and NTL Inc. (Euroco), (ii) the cancellation of certain Existing Securities and agreements, (iii) the authorization and issuance of (x) New NTL Common Stock, Series A Warrants, Equity Rights, Noteholder Election Options, and New NTL Stockholder Rights and (y) Euroco Common Stock, Euroco Preferred Stock, and Euroco Stockholder Rights, (iv) the authorization of New NTL Management Incentive Options and Euroco Management Incentive Options, (v) entry into the New NTL Rights Agreement and Euroco Rights Agreement, (vi) entry by New NTL into an exit financing facility, (vii) preservation of certain rights of action by the Debtors and their Estates, (viii) the revesting in the Reorganized Debtors, on the Effective Date, of the property of the Debtors' Estates not disposed of under the Plan, (ix) the selection of the initial directors and officers for New NTL and Euroco, and (x) a compromise and settlement with France Telecom. Other Articles of the Plan also set forth means for the implementation of the Plan: Article VI includes provisions regarding the issuance of New Securities under the Plan, Article VII includes provisions regarding distributions under the Plan, Article IX provides the procedures for resolving disputed, contingent, and unliquidated Claims, Article XII provides for the retention of jurisdiction by the Court over certain unresolved matters, and Article XIII provides for, among other things, the discharge of, and certain releases by and of, the Debtors and other parties-in-interest. Further, the Debtors will have sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan.

               (6) Nonvoting Equity Securities (11 U.S.C. '1123(a)(6)). Pursuant to Article IV.B of the Plan, and subject to such future amendment as is permitted by applicable law, the certificates of incorporation and by-laws of New NTL and Euroco, each filed with the Court on August 22, 2002 as part of the Debtors' Plan Supplement, prohibit the issuance of nonvoting equity securities and provide for an appropriate distribution of voting power among the classes of New Securities issued pursuant to the Plan, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

               (7) Selection Of Officers And Directors (11 U.S.C. '1123(a)(7)). The provisions of the Plan, the Amended and Restated Certificate of Incorporation and By-laws of NTL CC, and the Amended and Restated Certificate of Incorporation and By-laws of NTL Inc. regarding the manner of selection of officers and directors of New NTL and Euroco are consistent with the interests of Creditors and Interest holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code. Specifically, Article IV.F of the Plan, as modified by paragraph 45 of this Order, provides that the initial boards of directors of New NTL and Euroco will consist, respectively, of nine members and three members, as selected by the Creditors' Committee.(4) Each of the members of the initial boards of directors will serve until the expiration of their terms or their earlier resignation or removal in accordance with the Amended and Restated Certificate of Incorporation and By-laws of NTL CC and the Amended and Restated Certificate of Incorporation and By-laws of NTL Inc., respectively, as each may be amended from time to time.


__________________

(4) On September 4, 2002, the Debtors' filed the "Notice Of NTL Incorporated And Debtor Subsidiaries Under 11 U.S.C. 1129(A)(5)" (Docket No. 278) identifying the persons designated by the Creditors' Committee to serve as the members of the initial officers of New NTL and Euroco and the initial members of the board of directors. In addition, the Creditors' Committee has designated those persons identified on the record at the Confirmation Hearing as the members of the initial board of directors of New NTL.



               (8) Impairment Of Classes (11 U.S.C. '1123(b)(1)). In accordance with section 1123(b)(1) of the Bankruptcy Code, Articles II and III of the Plan impair and leave unimpaired, as the case may be, each Class of Claims and Interests under the Plan.

               (9) Assumption Of Executory Contracts And Unexpired Leases (11 U.S.C. '1123(b)(2)). In accordance with section 1123(b)(2) of the Bankruptcy Code, Article VIII.A of the Plan provides that, except as otherwise provided therein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date each of the Debtors will be deemed to have assumed every executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) was the subject of a motion to reject filed on or before the Confirmation Date. The Debtors' decision regarding the assumption or rejection of their executory contracts is based on, and is within, the sound business judgment of the Debtors, and is in the best interests of the Debtors, their Estates, and their Creditors and Interest holders.

               (10) Retention, Enforcement, And Settlement Of Claims Held By The Debtors (11 U.S.C. '1123(b)(3)). Pursuant to section 1123(b)(3) of the Bankruptcy Code, Article IV.H of the Plan provides that, except as otherwise provided in the Plan or this Order, the Reorganized Debtors shall retain and have the exclusive right to enforce, sue on, settle, or compromise (or decline to do any of the foregoing) any or all Causes of Action that the Debtors or their Estates may possess. The Reorganized Debtors may pursue such Causes of Action as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

               (11) Other Provisions Not Inconsistent With Title 11 (11 U.S.C. '1123(b)(6)). In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with the applicable provisions of the Bankruptcy Code.

         7. Identification Of Plan Proponent (Fed. R. Bankr. P. 3016(a)). As required by Fed. R. Bankr. P. 3016(a), the Plan is dated and identifies the Plan proponent.

         8. Compliance With Bankruptcy Code (11 U.S.C. '1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.
Specifically:

               (1) On May 8, 2002, each of the Debtors filed a Chapter 11 petition pursuant to section 301 of the Bankruptcy Code. Each of the Debtors is a proper debtor under section 109 of the Bankruptcy Code.

               (2) The Debtors are proper proponents of the Plan under
section 1121(a) of the Bankruptcy Code.

               (3) The Debtors complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Solicitation Package and related documents and notices, and in soliciting and tabulating votes on the Plan.

               (4) The Debtors, the Noteholders' Steering Committee, the Creditors' Committee, and their respective directors, officers, employees, agents, members and professionals, as applicable, have acted in compliance with all applicable provisions of the Bankruptcy Code and in "good faith," within the meaning of section 1125(e) of the Bankruptcy Code.

               (5) The Debtors have acted in accordance with all orders of the Court entered during these Chapter 11 Cases.

         9. Plan Proposed In Good Faith (11 U.S.C. '1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based on the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, the Court finds and concludes that the Plan has been proposed with the legitimate and honest purpose of reorganizing the business affairs of the Debtors and maximizing the returns available to Creditors and Interest holders. Consistent with the overriding purpose of Chapter 11 of the Bankruptcy Code, the Plan is designed to allow the Debtors to reorganize by providing the Reorganized Debtors with capital structures that will allow them sufficient liquidity and capital resources to satisfy their obligations, to fund necessary capital expenditures, and to otherwise conduct their businesses. Further, the Plan itself and the arms' length negotiations among the Debtors, the Noteholders' Steering Committee, the Creditors' Committee, France Telecom, the UK Bank Steering Committee (as defined in the Disclosure Statement), and the Debtors' other constituencies, and their respective legal and financial advisors, leading to the Plan's formulation, as well as the overwhelming support of Creditors and Interest holders for the Plan, provide independent evidence of the Debtors' good faith in proposing the Plan.

         10. Payments For Services Or Costs And Expenses (11 U.S.C. '1129(a)(4)). Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. For example, all fees and expenses incurred by Professionals appointed in the Chapter 11 Cases will be subject to the Court's final approval following the filing of final fee applications under section 330 of the Bankruptcy Code. In addition, the Plan, as modified by paragraph 45 of this Order, provides that the Debtors or Reorganized Debtors will pay (a) the unpaid fees and expenses incurred on and after the Petition Date through June 24, 2002 by Fried, Frank, Harris, Shriver & Jacobson and Cadwalader, Wickersham & Taft (solely in their capacity as professionals of the Noteholders' Steering Committee), (b) UBS Warburg all of its unpaid fees and expenses due and owing, as provided in its prepetition engagement letter, and (c) the reasonable fees and documented out-of-pocket expenses incurred by the Indenture Trustees through the Effective Date. Such fees and expenses are fair and reasonable under sections 328, 330, and 503 of the Bankruptcy Code.

         11. Directors, Officers, And Insiders (11 U.S.C. ' 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.
Specifically:

               (1) The Debtors have disclosed the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as directors or officers of New NTL and Euroco. Because initial boards of directors will be comprised of directors selected by the Creditors' Committee, the appointment or continuance of the proposed directors and officers is consistent with the interests of holders of Claims and Interests and public policy.

               (2) The Debtors have disclosed the identity of any insiders who will be employed or retained by New NTL or Euroco, and the nature of such persons' compensation.

         12. No Rate Changes (11 U.S.C. '1129(a)(6)). The Debtors' current businesses do not involve the establishment of rates over which any United States regulatory commission has jurisdiction or will have jurisdiction after the Confirmation Date. Section 1129(a)(6) of the Bankruptcy Code thus is not applicable to these Chapter 11 Cases.

         13. Best Interests Of Creditors Test (11 U.S.C. '1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. Specifically:

               (1) The Liquidation Analysis annexed to the Disclosure Statement as Exhibit G and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing has not been controverted by other evidence. The methodology used and assumptions made in the Liquidation Analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, are reasonable.

               (2) Each holder of a Claim or Interest in each Impaired Class either has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. No Class has made an election under section 1111(b)(2) of the Bankruptcy Code.

         14. Acceptance By Certain Classes (11 U.S.C. '1129(a)(8)). Classes 1, 2, 3, and 4 are Classes of Unimpaired Claims that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Classes 5 through 14 are Classes of Claims or Interests that have been deemed to or have voted to accept the Plan in accordance with the Plan and sections 1126(c) and (d) of the Bankruptcy Code. Classes 15 and 16 are not entitled to receive or retain any property under the Plan and, accordingly, are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. The Debtors, as proponents of the Plan, thus have requested that the Court confirm the Plan notwithstanding that the requirements of section 1129(a)(8) of the Bankruptcy Code have not been satisfied.

         15. Treatment Of Administrative And Priority Claims (11 U.S.C. '1129(a)(9)). The treatment of Administrative Claims under Article III.A.1 of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code, the treatment of Other Priority Claims under Article III.B.1 of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code, and the treatment of Priority Tax Claims under Article III.A.2 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

         16. Acceptance By Impaired Classes (11 U.S.C. '1129(a)(10)). As set forth in the Tabulation Affidavit and as reflected in the record of the Confirmation Hearing, at least one Class of Claims or Interests that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider of the Debtors holding a Claim or Interest in such Class, thereby satisfying section 1129(a)(10) of the Bankruptcy Code.

         17. Feasibility (11 U.S.C. '1129(a)(11)). Based upon the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of New NTL or Euroco or any successor to New NTL or Euroco, thereby satisfying section 1129(a)(11) of the Bankruptcy Code.

         18. Payment Of Fees (11 U.S.C. '1129(a)(12)). All fees payable under 28 U.S.C.' 1930 have been paid or will be paid as Administrative Claims on or prior to the Effective Date pursuant to Article XV.B of the Plan, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

         19. Continuation Of Retiree Benefits (11 U.S.C. ' 1129(a)(13)).
Article VIII.E of the Plan provides that all employee compensation and benefit plans of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated are deemed to be, and will be treated as though they are, executory contracts that are assumed under
Article VIII.A of the Plan, thus satisfying section 1129(a)(13) of the Bankruptcy Code, to the extent applicable. The foregoing is without prejudice, however, to the cancellation of all Old Options under the Plan.

         20. No Unfair Discrimination; Fair And Equitable (11 U.S.C. '1129(b)). The Plan may be confirmed notwithstanding the failure of the Plan to satisfy section 1129(a)(8) of the Bankruptcy Code due to the deemed rejection of the Plan by Classes 15 and 16, neither of which is receiving a distribution under the Plan.

               (a) The Plan is predicated on, among other things, agreement to the terms of the Debtors' restructuring between and among the Senior Notes Holders (Classes 6 and 7) and the Subordinated Notes Holders (Classes 8, 9, and 10). The Senior Notes Holders, along with the Secured Lenders who will remain unimpaired under the Plan, are entitled under the Bankruptcy Code to a distribution of 100% of the Debtors' and Reorganized Debtors' enterprise value, other than the Delaware/Inc. Cash Amount and certain assets owned by NTL Inc. and NTL Delaware, respectively, which will be distributed in part to the Subordinated Notes Holders under the Plan. Absent the willingness of the Senior Notes Holders in Classes 6 and 7 to make a voluntary allocation of value to the Subordinated Notes Holders in Classes 8, 9, and 10, the Subordinated Notes Holders would not be entitled to, and would not, receive any distribution from the Debtors under the Plan on account of their Claims against the Debtors other than the cash and assets described above. Nevertheless, the Senior Notes Holders have agreed to provide to the Subordinated Notes Holders, in exchange for their acceptance of the Plan and assent to the transactions contemplated thereby, a portion of the Debtors' and Reorganized Debtors' enterprise value that the Senior Notes Holders otherwise would be entitled to receive.

               (b) The Plan also is predicated, in part, on a similar agreement between the Debtors' Junior Stakeholders (Classes 12, 13, and
14), on the one hand, and the holders of Debt Securities (Classes 6, 7, 8, 9, and 10), on the other. As described above, the Debt Securities holders and Secured Lenders are entitled under the Bankruptcy Code to a distribution of 100% of the Debtors' and Reorganized Debtors' enterprise value. Absent the willingness of the Debt Securities holders in Classes 6, 7, 8, 9, and 10 to provide value, in the form of the distributions described in the Plan to the Junior Stakeholders in Classes 12, 13, and 14, the Junior Stakeholders would not be entitled to, and would not, receive any distribution from the Debtors under the Plan on account of their Interests in the Debtors. Nevertheless, the Debt Securities holders have agreed to provide to the Junior Stakeholders, in exchange for their acceptance of the Plan and assent to the transactions contemplated thereby, a portion of the Debtors' and Reorganized Debtors' enterprise value that such Debt Securities holders otherwise are entitled to receive.

               (c) As a result of the foregoing, Classes of lesser priority than Class 15.01 (e.g., Classes 12, 13, and 14) and Classes of equal priority to Class 15.02 (e.g., Class 14) are receiving distributions under the Plan. Nevertheless, the Plan does not unfairly discriminate against Classes 15 and 16 and is "fair and equitable" with respect to such Classes because, as described above, the distributions to Classes 12, 13, and 14 are based on the agreement of the Debtors' Debt Securities holders to voluntarily allocate a portion of the value that they would otherwise receive to Classes 12, 13, and 14. The disparate treatment between Classes 12, 13, and 14, on the one hand, and Classes 15 and 16, on the other, is a permissible allocation of value by the Debt Securities holders of a portion of the distribution to which they would otherwise be entitled.

         21. Principal Purpose Of Plan (11 U.S.C. '1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. ' 77e), and no governmental entity has filed any objection asserting such avoidance.

         22. Good Faith Solicitation; Good Faith Sale Of Securities (11 U.S.C. '1125(e)). The Debtors, the Noteholders' Steering Committee, the Creditors' Committee, and their respective agents, accountants, financial advisors, consultants, representatives, attorneys, and other advisors, through their participation in the negotiation and preparation of the Plan and the Disclosure Statement and their efforts to confirm the Plan, have solicited acceptances and rejections of the Plan in good faith and participated in these Chapter 11 Cases in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Noteholders' Steering Committee, the Creditors' Committee, and the holders of Claims or Interests receiving any of the New Securities and their respective agents, representatives, attorneys, and other advisors, have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, sale, issuance, and purchase of the New Securities and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article XV.E of the Plan.

         23. Objections. All objections to confirmation filed with the Court have been withdrawn, settled, or are overruled on their merits pursuant to this Order.

         24. Exemption From Securities Laws (11 U.S.C. '1145(a)). The issuance and distribution of the New NTL Common Stock, Series A Warrants, Equity Rights, Noteholder Election Option, New NTL Stockholder Rights, Euroco Common Stock, Euroco Preferred Stock, and Euroco Stockholder Rights (collectively, the "New Securities") have been duly authorized, and when issued as provided in the Plan, will be validly issued, fully paid, and nonassessable. The offer and sale of the New Securities are in exchange for Claims against or Interests in the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute "securities," (a) the offering of such items is exempt and the issuance and distribution of such items will be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities and (b) all of the above-described items will be freely tradeable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act, and compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, and (ii) the restrictions, if any, on the transferability of such securities and instruments. Pursuant to, and to the fullest extent permitted by, section 1145 of the Bankruptcy Code, the resale of any of the New Securities shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of the New Securities.

         25. Transfers Of Property. The revesting, on the Effective Date, of the property of the Debtors' Estates, in New NTL or Euroco, as the case may be, (a) is a legal, valid, and effective transfer of property, (b) vests New NTL or Euroco, as the case may be, with good title to such property free and clear of all Claims and Interests, except as expressly provided in the Plan or this Order, (c) does not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) does not and shall not subject the Debtors, New NTL, or Euroco to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law. The transfers of property to holders of Claims and Interests under the Plan are for good consideration and value.

         26. France Telecom Compromise And Settlement. Based on the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, the Court finds the benefits to be received by the Debtors, the Reorganized Debtors, and their respective Creditors as a result of the compromise and settlement with France Telecom contained in Article XIV.B of the Plan to be fair, reasonable, and appropriate in light of the relevant facts and circumstances underlying such compromise and settlement. In addition, the Noos Interest to be distributed to France Telecom pursuant to and in accordance with the Plan shall be, once distributed to France Telecom, free and clear of all Liens, Claims, and Interests.

         27. Injunctions; Releases. (a) The Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the injunctions and releases set forth in Articles XIII.D and XIII.E of the Plan, as modified by paragraph 45 below. In addition, section 105(a) of the Bankruptcy Code permits issuance of the injunction and approval of the releases set forth in Articles XIII.D and E of the Plan, as modified by paragraph 45 below, when such provisions are essential to the formulation and implementation of the Plan as provided in section 1123 of the Bankruptcy Code, confer material benefits on the Debtors' Estates, and are in the best interests of the Debtors, their Estates, their Creditors and Interest holders, and the Reorganized Debtors.

               (b) Based upon the record of these Chapter 11 Cases and the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, the Court finds that the injunction and releases set forth in Articles XIII.D and E of the Plan, as modified by paragraph 45 below, are consistent with sections 105, 524, 1123, and 1129 of the Bankruptcy Code. The Court also finds and concludes that all parties released under the Plan have provided valuable consideration to the Debtors' Estates in exchange for such releases, as modified by paragraph 45 below, and would not have provided such consideration absent such releases.

         28. Modifications. Prior to or at the Confirmation Hearing, in accordance with section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors proposed certain modifications to the Plan, as described in paragraph 45 below (collectively, the "Plan Modifications"). The Debtors' form and manner of notice of the Plan Modifications was good and sufficient under the particular circumstances and no other or further notice of the Plan Modifications is or shall be required. The Plan Modifications do not (a) adversely affect the classification or treatment of holders of Claims and Interests, (b) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (c) cause the Plan to fail to satisfy the requirements of sections 1122, 1123, and 1129 of the Bankruptcy Code, or (d) require the resolicitation of acceptances or rejections of the Plan from any party or require that any party be afforded an opportunity to change its previously cast acceptance or rejection of the Plan.

         29. No Liquidation. The Plan does not provide for the liquidation of all or substantially all of the property of the Debtors.

         30. Conditions To Confirmation. Each of the conditions to Confirmation of the Plan set forth in Article X.A of the Plan has been satisfied, or will be satisfied, on or before the Confirmation Date.

         31. Retention Of Jurisdiction. The Court will retain jurisdiction over the matters set forth in Article XII of the Plan, as modified by paragraph 45 of this Order.

         32. Waiver Of Fed. R. Bankr. P. 3020(e). The stay contemplated by Fed. R. Bankr. P. 3020(e) shall not apply to this Order.

                                  DECREES

         NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT,

         33. Confirmation. The Plan, a copy of which is annexed hereto as Exhibit A, as modified pursuant to paragraph 45 of this Order, is hereby confirmed under section 1129 of the Bankruptcy Code and all parties-in-interest are authorized and empowered, or enjoined, as the case may be, to act in accordance with its terms. All acceptances and rejections previously cast for or against the Plan are hereby deemed to constitute acceptances or rejections of the Plan as modified hereby. The terms of the Plan and the exhibits thereto, including, without limitation, the exhibits contained in the Plan Supplement (including any non-material amendments, modifications, or supplements to the exhibits comprising the Plan Supplement at any time prior to the Effective Date as may be agreed upon by the Debtors and the Creditors' Committee and which shall be filed with the Court), are incorporated by reference into and are an integral part of the Plan and this Order.

         34. Objections. Each of the objections to Confirmation of the Plan that has not been withdrawn, waived, or settled, and all reservations of rights included therein, is overruled on the merits. To the extent, if any, that pleadings or letters filed by individuals or entities constitute objections to Confirmation of the Plan and have not been withdrawn, waived, or settled, they are overruled on the merits.

         35. Provisions Of Plan And Confirmation Order Nonseverable And Mutually Dependent. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

         36. Good Faith Solicitation And Distribution. The Debtors, the Noteholders' Steering Committee, and the Creditors' Committee, and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys, have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. In addition, the Debtors, each member of the Noteholders' Steering Committee and/or the Creditors' Committee, and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys, have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with respect to the distribution of the New Securities under the Plan, and, accordingly, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

         37. Plan Classification Controlling. The classification of Claims and Interests for purposes of the distributions to be made under the Plan is governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by Creditors and Interest holders of the Debtors in connection with voting on the Plan (a) were set forth thereon solely for purposes of voting on the acceptance or rejection of the Plan and tabulation of such votes, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the terms of the Plan for distribution purposes, and (c) may not be relied upon by any Creditor or Interest holder as actually representing the actual classification of such Claims and Interests under the terms of the Plan for distribution purposes.

         38. Executory Contracts. As of the Effective Date, all executory contracts or unexpired leases assumed by the Debtors during these Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease.

         39. Binding Effect; Discharge. (a) Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Interests in any of the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted, rejected, or are deemed to have accepted or rejected the Plan, (iv) each Person acquiring property under the Plan, (v) all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, (vi) all entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, and (vii) each of the foregoing's respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any (the Persons and entities described in clauses (i) through (vii), collectively, the "Bound Parties").

               (b) Except (i) as otherwise expressly provided in the Plan or this Order or (ii) as it relates to the Liens granted to the Working Capital Facility Lenders to secure any Debtor's obligations under the Working Capital Facility Guaranty (the "Working Capital Facility Guaranty Liens"), and subject only to the occurrence of the Effective Date, the Debtors are hereby discharged and released from all Claims against, Liens on, and Interests in each of the Debtors, their assets, and their properties, arising at any time before the entry of this Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof voted to accept the Plan or is entitled to receive a distribution thereunder. Subject to the occurrence of the Effective Date, any holder of such a discharged Claim or Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of this Order. Notwithstanding the foregoing, or any provision to the contrary contained in the Plan, the Class 6 Diamond Cable Notes Claims shall not be, and shall not be deemed to be, discharged until after completion of the delivery, transfer, conveyance, and assignment of the global bearer notes evidencing the Diamond Cable Notes to New NTL.

         40. Injunctions; Stays. (a) The commencement or continuation of any action or the employment of process with respect to any Claim, Interest, or debt discharged under the Plan, or any act to collect, recover, or offset any Claim or Interest discharged under the Plan as a personal liability of the Debtors, or from properties of the Debtors, shall be, and hereby are, forever enjoined. Except as otherwise expressly provided in the Plan or this Order, all entities who have held, hold, or may hold Claims against or Interests in the Debtors shall be permanently enjoined, on and after the date of this Order, subject to the occurrence of the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or their property with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction shall extend to successors of the Debtors (including, but not limited to, the Reorganized Debtors) and their respective properties and interests in property.

               (b) In accordance with Article XV.G of the Plan, unless otherwise provided in the Plan or in this Order, all injunctions or stays in effect in the Debtors' Chapter 11 cases under sections 105 or 362 of the Bankruptcy Code or any order of this Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Order), shall remain in full force and effect until the Effective Date. From and after the Effective Date, all injunctions or stays contained in the Plan or this Order shall remain in full force and effect in accordance with their terms.

         41. Releases. All discharges, releases, injunctions, and exculpations provided under the Plan, including those described in Articles XIII.D, XIII.E, and XV.E of the Plan, as modified by paragraph 45 below, are fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, their Creditors and Interest holders, and the Reorganized Debtors, and are hereby approved as an essential part of the Plan. Except as otherwise expressly provided in the Plan, as modified by paragraph 45 below, or in this Order, subject to the occurrence of the Effective Date, such discharges, releases, injunctions, and exculpations shall be, and they hereby are, effective and binding on the Bound Parties described in paragraph 40(a) above.

         42. Revesting Of Property. In accordance with Article IV.G of the Plan, and except as otherwise expressly provided in the Plan, including, but not limited to Article III thereof, or this Order, the property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and this Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Interests, charges, and Liens except (a) as specifically provided in the Plan or this Order, (b) the Working Capital Facility Guaranty Liens, or (c) any liens to be granted under the New NTL Exit Facility or any alternative exit financing procured by the Debtors in accordance with the terms of the Plan. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Court, pay professional fees and expenses incurred after the Confirmation Date.

         43. Approval Of Initial Officers, Directors. (a) Pursuant to
section 1129(a)(5)(A)(ii) of the Bankruptcy Code, the Court approves as consistent with the interests of Creditors and Interest holders and with public policy the selection, election, and/or continuance, as the case may be, of the individuals designated by the Creditors' Committee and identified by the Debtors as officers or directors, as the case may be, of New NTL and Euroco; provided, however, that nothing set forth herein shall prevent any of the foregoing individuals from resigning as an officer or director without further order of the Court.

               (b) Without further event or action by any Person (other than the occurrence of the Effective Date), each of the individuals referred to above may become or continue as a director of New NTL or Euroco, as the case may be. On the Effective Date (a) the term of the current board of directors of NTL Inc. shall expire and the members thereof who are not continuing as directors of New NTL or Euroco shall cease to serve in such capacity and (b) the operation of (i) New NTL shall become the general responsibility of the Board of Directors of New NTL, subject to, and in accordance with, the Amended and Restated Certificate of Incorporation and By-Laws of NTL CC, and (ii) Euroco shall become the general responsibility of the Board of Directors of Euroco, subject to, and in accordance with, the Amended and Restated Certificate of Incorporation and By-Laws of NTL Inc; provided, however, that from and after the Effective Date, and until such time as the Board of Directors of Euroco or Reorganized NTL Delaware (as applicable) shall determine otherwise, Jeffrey Brodsky shall have the sole and exclusive power and authority to bind
Euroco and/or Reorganized NTL Delaware or to otherwise obligate Euroco and/or Reorganized NTL Delaware to make any payment (or incur any obligation) or authorize any payment by Euroco and/or Reorganized NTL Delaware.

               (c) The employment of the initial officers of New NTL pursuant to, and in accordance with, the terms of employment agreements substantially in the form of the agreements included in the Plan Supplement as Exhibit M and filed with the Court on September 4, 2002 (Docket No. 280), is hereby authorized and approved.

         44. Distribution Record Date. The Distribution Record Date for purposes of all distributions to be made under the Plan, other than the Equity Rights Offering and Noteholder Election Option, shall be September 16, 2002.

         45. Plan Modifications. At the request of the Debtors, the Plan is hereby modified pursuant to 11 U.S.C. '1127(a) as follows:

               (a) Definitions

                      (i) Article I.B.1.36 is modified by inserting the
               words "or a debt security of any affiliate of a Debtor" immediately following the words "Debt Security" contained therein.

                      (ii) Article I.B.1.71 is modified by deleting the
               words "as set forth in the Confirmation Order" in the third line thereof.

                      (iii) Article I.B.1.73 is modified by deleting the
               words "designated in an order of the Bankruptcy Court" and inserting in their place the words "August 26, 2002, or such later date as shall be agreed upon by the Debtors and the Creditors' Committee."

                      (iv) Article I.B.1.75 is modified by inserting the
               words "or an equity security of any affiliate of a Debtor" immediately following the words "Equity Security" contained therein.

                      (v) Article I.B.1.139 is modified by deleting the
               words "designated in an order of the Bankruptcy Court" and inserting in their place the words "August 26, 2002, or such later date as shall be agreed upon by the Debtors and the Creditors' Committee."

                      (vi) Article I.B.1.198 is modified by deleting it in
               its entirety and substituting in its place the following:

                      1.198 "Securities Actions" means, collectively, the actions captioned (a) James Haber v. NTL Inc., et al., Civil Action No. 02-CV-3013, (b) Mike Atassi v. NTL Inc., et al., Civil Action No. 02-CV-3297, (c) Harry Pariser v. NTL Inc., et al., Civil Action No. 02-CV-3415, (d) Addy Krebs v. NTL Inc., et al., Civil Action No. 02-CV-3485, (e) Progressive Casualty Insurance v. NTL, Inc., et al. Civil Action No. 02-CV-3993, (f) Randall Scott v. NTL, Inc., et al. Civil Action No. 02-CV-3955, (g) Arthur J. Niebauer, et al. v. NTL, Inc., et al. Civil Action No. 02-CV-4234, and (h) In re NTL, Inc. Securities Litigation Civil Action No. 02-CV-3013 (LAK), each pending in the United States District Court for the Southern District of New York.

               (b) Other Provisions

                      (i) Article III.D.3 is modified by inserting the
               words "Except as provided in Article XIII.E.5 of this Plan," at the beginning of the second paragraph thereof.

                      (ii) Article III.E.1 is modified by inserting the
               words "and except as provided in Article XIII.E.5 of this Plan," immediately following the words "Notwithstanding the foregoing," in the final paragraph thereof.

                      (iii) Article IV.B.2 is modified by deleting the
               final three sentences of the first paragraph thereof and inserting in their place the following:

                      Distributions on account of the Debt Securities shall not be reduced by the amount of the reasonable fees and documented out-of-pocket expenses incurred by the Indenture Trustees or any undisputed claim for payment by the Indenture Trustees (which includes the reasonable fees and documented out-of-pocket expenses of any professionals retained by the Indenture
                      Trustees). In addition, upon the occurrence of the Effective Date, the asserted charging liens of the Indenture Trustees shall be released and their sole claims shall be for their reasonable fees and documented out-of-pocket expenses. On the Effective
                      Date, in partial consideration for the release by the Indenture Trustees of their liens on distributions to the holders of Debt Securities, the reasonable fees and documented out-of-pocket expenses incurred by the Indenture Trustees or any other claim for payment by the Indenture Trustees (which includes the reasonable fees and documented out-of-pocket expenses of any professionals retained by the Indenture Trustees) through the Effective Date shall be paid in full in Cash.

                      (iv) Article IV.C.6 is modified by inserting (i) the
               sub-heading "a. TWTV" immediately before the first paragraph thereof and (ii) the following Article IV.C.6.b immediately following the first paragraph thereof:

                      b. CWC Separation Cost Loan

                      On the Effective Date, if Cable Funding is the borrower under the New NTL Exit Facility or any alternative exit financing obtained by the Debtors (either, the "Exit Facility"), it shall pay to NTL CC the sum of ,34,689,324 from the proceeds of the Exit Facility in consideration for the reduction of the indebtedness owed by it to NTL CC by an equivalent amount. NTL CC shall, in turn, or if it is a borrower under the Exit Facility, lend to NTL Inc. such sum and NTL Inc., in turn, shall pay to NTL (CWC Holdings), an indirect Non-Debtor Subsidiary of NTL CC, such sum in satisfaction of a loan outstanding under a letter agreement dated May 30, 2000 between NTL (CWC Holdings) and Cable and Wireless plc, in accordance with, and in full satisfaction of, NTL Inc.'s obligations under a Transaction Agreement between and among NTL Inc., Cable and Wireless plc, and certain other parties thereto, dated as of July 26, 1999, as amended and restated. On the Effective Date, the resultant Intercompany Claim of NTL CC against NTL Inc. shall be canceled pursuant to
                      Article III.C.7 of this Plan.

                      (v) Article IV.F.3 is modified by deleting the word
               "nine" in the first line thereof and inserting in its place the word "three."

                      (vi) Article XII is modified by deleting Article
               XII.A in its entirety and inserting in its place the following:

                      A. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, nature, validity, or amount of any Claim or Interest, including, but not limited to, the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests, and the resolution of any adversary proceeding or contested matter to subordinate any Claim or Interest under section 510 of the Bankruptcy Code or otherwise;

                      (vii) Article XIII.E of the Plan is modified by
               inserting the following Articles XIII.E.5 and XIII.E.6 immediately following Article XIII.E.4:

                      5. Notwithstanding anything in the Plan or this
                      Article XIII.E to the contrary, nothing contained in the Plan shall, or shall be deemed to, release any Person (other than the Debtors) from, or enjoin any Person from prosecuting any action to impose, liability arising out of or relating to the subject matter of any claims, state or federal, asserted, or which can be asserted, in the Securities Actions.

                      6. Notwithstanding anything contained in the Plan or this Article XIII.E or the Confirmation Order, none of (a) iesy Hessen GmbH ("Holdco II"); (b) iesy Finanz GmbH & Co. KG or its general partner (together, "Finanz"); (c) iesy Hessen GmbH & Co. KG or its general partner (collectively, with Holdco II and Finanz, "iesy"); (d) current, former or future holders of any of the dollar or euro denominated 14.5% Senior Notes due 2010 ("Notes") issued by Holdco II (together with iesy, the "Carved Out Parties") shall, or shall be deemed to, release any Person other than a Debtor or Reorganized Debtor, including, but not limited to, the Debtors' or Reorganized Debtors' respective current or former officers, directors, non-debtor subsidiaries, non-debtor affiliates members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, and agents, or any of their respective successors and assigns, and their respective property, from any and all claims, obligations, rights, Causes of Action, demands, suits, proceedings, and liabilities which any of the Carved Out Parties may have or may discover in connection with or related to iesy or the Notes.

                      (viii) Article XIII.E.1 is modified by (A) inserting
               the words "Indenture Trustees," immediately following the words "Diamond Administrators," in the third line thereof and (B) inserting the words "fraud, breach of fiduciary duty, malpractice," immediately prior to the words "gross negligence or willful misconduct" in the first proviso contained therein.

                      (ix) Article XIII.E.4 is modified by inserting the
               words "and/or its agencies" immediately following the words "United States government" in the second line thereof.

                      (x) Article XV.A.2 is modified by deleting the words
               "Confirmation Date" in the sixth line thereof and inserting in their place the words "Effective Date."

                      (xi) Article XV.E is modified by (A) inserting the
               words "Indenture Trustees," immediately following the words "Diamond Administrators," in the second line of the first paragraph thereof and immediately following the words "Diamond Administrators," in the fifth line of the second paragraph thereof and (B) inserting the words "financial advisors" immediately following the word "attorneys," in the fourth line of the first paragraph thereof and immediately following the word "attorneys," in the eighth line of the second paragraph thereof.

         46. Additional Modifications. Without the need for a further order or authorization of this Court, but subject to the express provisions of this Order, the Debtors, with the prior written consent of the Creditors Committee, shall be authorized and empowered to make non-material modifications to the exhibits comprising the Plan Supplement as in their reasonable business judgment may be necessary (provided that such non-material modifications are filed with the Court). Further, following entry of this Order, the Debtors shall be authorized, with prior written consent of the Creditors Committee and upon further order of the Bankruptcy Court, to alter, amend, or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, or to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

         47. General Authorizations. Pursuant to section 1142(b) of the Bankruptcy Code and the terms of the Plan, each of the Debtors and the Reorganized Debtors, as the case may be, and any officer thereof, are authorized without the need for further shareholder or Court approval to execute and deliver, and take such action as is necessary to effectuate the terms of, implement, or further evidence the contracts, instruments, securities, and other agreements and documents contemplated by the Plan and the terms and conditions of the Plan, including, without limitation, to:

               (a) issue, execute, deliver, file, and record any documents, Court papers, or pleadings, and to take any and all actions as may be necessary or desirable to implement, effect, or consummate the transactions contemplated by the Plan, whether or not specifically referred to in the Plan or related documents and without further application to or order of the Court, including, but not limited to, entry into the New NTL Stockholder Rights Agreement and the Euroco Stockholder Rights Agreement;

               (b) issue the securities, instruments, and other interests contemplated by the Plan, including, but not limited to, the New Securities (including, without limitation, the New NTL Stockholder Rights and Euroco Stockholder Rights), all as described in the Plan and the exhibits thereto, which issuance shall be exempt under section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act and any similar state or local law;

               (c) file with the appropriate Secretar(ies) of State the Amended And Restated Certificate Of Incorporation Of NTL CC and the Amended And Restated Certificate Of Incorporation Of NTL Inc., substantially in the form previously filed with the Court in the Plan Supplement;

               (d) amend and restate the by-laws of NTL CC and NTL Inc., substantially in the form previously filed with the Court in the Plan Supplement;

               (e) implement each of the NTL Incorporated 2002 Stock Option Plan and NTL Europe, Inc. 2002 Stock Option Plan, with respect to which entry of this Order shall, and shall be deemed to, constitute approval for all purposes, including without limitation, for purposes of compliance with Rule 16b-3 issued under the Exchange Act.

         48. Authorizations Relating To New NTL Exit Facility. The Debtors are hereby authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code to negotiate and consummate the New NTL Exit Facility on terms similar to the terms described in the Disclosure Statement, as supplemented in any additional filing with this Court.

         49. Authorization Of Redemption Of Euroco Preferred Stock. As of the Effective Date, the redemption for cash by the Board of Directors of Euroco of $25 million of Euroco Preferred Stock shall be authorized and approved without the need for any further action by the Board of Directors of Euroco or any other person, subject to funds being legally available for the payment of such redemption.

         50. Delaware/Inc. Cash Amount. Not later than seven days prior to the Effective Date of the Plan, the Debtors shall file with the Court and serve upon their master service list a certificate describing in reasonable detail the Debtors' calculation of the Delaware/Inc. Cash Amount. If, on or before the date that is two days prior to the Effective Date, as specified in such certificate, any party-in-interest objects to the calculation of the Delaware/Inc. Cash Amount contained in the certificate, then prior to the Effective Date the Court shall hold a hearing to consider the propriety of the Debtors' calculation and the objection(s) thereto.

         51. France Telecom Compromise And Settlement. The France Telecom compromise and settlement embodied in the Plan is hereby approved as fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, and the Reorganized Debtors, and, from and after the Effective Date, shall be, effective and binding on all Persons and entities who may have had standing to assert any claims or causes of action compromised and settled thereby. In addition, the Noos Interest to be distributed to France Telecom pursuant to and in accordance with the Plan shall be, once distributed to France Telecom, free and clear of all Liens, Claims, and Interests.

         52. Matters Relating To Payment Of DIP Facility. (a) Survival of Provisions of Final Financing Order Until Effective Date. Notwithstanding anything to the contrary contained in the Plan or this Order, the Obligations under and as defined in the DIP Facility Agreement (the "DIP Obligations") and the rights, Claims, Liens, priorities, and other protections provided to the lenders party to the DIP Facility Agreement (collectively, the "DIP Lenders") and to the CIT Group/Business Credit, Inc., as agent for the DIP Lenders (in such capacity, the "DIP Agent"), under the DIP Facility Agreement and the "Order Under 11 U.S.C. " 105 And 364 And Fed. R. Bankr. P. 4001(c) Authorizing Debtors To Obtain Postpetition Financing," dated July 3, 2002 (the "Final Financing Order"), shall survive the occurrence of the Confirmation Date and continue in full force and effect until the Effective Date.

               (b) Authorization To Pay Obligations Under DIP Facility In Full. The Debtors shall be, and hereby are, authorized and directed, on the Effective Date, to pay in full and in Cash to the DIP Agent, all DIP Obligations owing under the DIP Facility Agreement. Upon the occurrence of the Effective Date and the receipt by the DIP Agent of all such amounts, in full and in Cash, the DIP Lenders' commitments to make loans or to provide other financial accommodations under the DIP Facility Agreement and/or the Final Financing Order shall be terminated.

         53. Approval Of Plan Exhibits. All exhibits to the Plan (inclusive of any amendments, modifications, and supplements thereto, including any non-material changes to such exhibits subsequent to the date of this Order made pursuant to paragraph 46 above) and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein) and the execution, delivery, and performance thereof by the Reorganized Debtors are approved in accordance with their respective terms.

         54. Documents. All documents necessary to implement the Plan shall, upon execution, be valid, binding and enforceable agreements and not be in conflict with any federal or state law, including, but not limited to, any tax sharing, separation, or transition services agreements.

         55. Cancellation Of Existing Securities. Except as otherwise provided in the Plan or this Order (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor (except (i) the Diamond Cable Notes or any other instrument or document evidencing such indebtedness under the Diamond Cable Notes, and (ii) such notes or other instruments evidencing indebtedness or obligations of a Debtor as are Reinstated under the Plan) shall be canceled and of no further force and effect and (b) the obligations of the Debtors under any agreements, indentures, or certificates of designations governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor (except (i) the Diamond Cable Notes or any other instrument or document evidencing such indebtedness under the Diamond Cable Notes, and (ii) such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated under the Plan) as the case may be, shall be discharged; provided, however, that such discharge and cancellation shall not impair the rights of holders of the Existing Securities to receive distributions on account of such Existing Securities pursuant to the Plan and each indenture or other agreement that governs the rights of a holder of a Claim and that is administered by an Indenture Trustee shall continue in effect for the purposes of allowing the Indenture Trustee to make any distributions on account of such Claims pursuant to the Plan and to perform any other necessary administrative functions with respect thereto.

         56. Transfer Of Diamond Cable Notes. On the Effective Date (a) the Diamond Cable Notes, all rights and interests related to or arising from any and all Class 6 Diamond Cable Notes Claims, and all rights and interests of the relevant Indenture Trustees relating to the Diamond Cable Notes Indentures shall be delivered, assigned, conveyed, and transferred by such Persons to New NTL, which shall be the holder of the Diamond Cable Notes and all such rights and interests from and after the Effective Date,
(b) without prejudice to the generality of clause (a) above, each holder of a Class 6 Diamond Cable Notes Claim, if any, who holds any definitive registered security or securities in respect of a Diamond Cable Note shall transfer such security or securities to New NTL, and (c) in each case, each Person who was a holder of a Class 6 Diamond Cable Notes Claim immediately prior to the transfers described in clauses (a) and (b) above and, whether or not such Person has (i) voted on the Plan or (ii) voted to reject the Plan, shall, as and to the extent it relates to such holder, (x) do all such acts and things, and execute such documents as may be reasonably necessary or desirable to effect and complete such transfers and (y) be deemed to have appointed New NTL as its agent to undertake such additional actions as may be necessary to effectuate such transfers; provided, however, that notwithstanding the foregoing clauses (a) through (c), the right to receive the distributions contemplated by Article III.C.2 of the Plan shall not be transferred to New NTL and shall remain the property of the holders of Class 6 Diamond Cable Notes Claims immediately prior to such transfers. The Bank of New York, as trustee for the global bearer notes evidencing the Diamond Cable Notes, is hereby authorized and directed to deliver, transfer, convey, and assign the global bearer notes evidencing the Diamond Cable Notes to New NTL on the Effective Date.

         57. Exemption From Stamp Taxes. (a) Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under the Plan, shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax, or similar tax.

               (b) All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all instruments of absolute or collateral transfer without payment of any recording tax, stamp tax, transfer tax, or similar tax or governmental assessment (other than standard filing fees) imposed by federal, state, or local law. Notice of entry of this Order in the form approved by the Court
(i) shall have the effect of an order of the Court, (ii) shall constitute sufficient notice of the entry of this Order to such filing and recording officers, and (iii) shall be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

         58. Payment Of Administrative Claims. Pursuant to Article III.A.1 of the Plan, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim; provided, however, that (a) DIP Facility Claims against any Debtor shall be paid in full in Cash on the Effective Date and (b) obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtors, shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Claims incurred by the Debtors or Reorganized Debtors after the date of this Order shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Court approval.

         59. Administrative Claims Bar Date. The Administrative Claims Bar Date for the filing of all Administrative Claims (other than claims for Professional Fees or the expenses of the members of the Creditors' Committee) shall be 30 days after the Confirmation Date. Holders, if any, of asserted Administrative Claims (other than Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Creditors' Committee whose claims were not paid prior to the Confirmation
Date) shall submit requests for payment of administrative expenses on or before the Administrative Claims Bar Date or forever be barred from doing so; provided, however, that, notwithstanding anything to the contrary in the Plan or this.

         59. Creditors' Committee. On the Effective Date, the Creditors' Committee shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities, and obligations arising from, relating to, and in connection with these Chapter 11 Cases, except with respect to any appeal of an order in the Chapter 11 Cases and applications for Professional Fees, if any. Nothing contained in this paragraph 59, however, shall, or shall be deemed to, limit, abridge, or otherwise effect the exculpations and limitations on liability to which the foregoing parties are entitled under Article XV.E of the Plan.

         60. Deadline For Requests For Payment Of Professional Fees. All final requests for compensation or reimbursement of Professional Fees for services rendered to the Debtors or the Creditors' Committee pursuant to sections 330 and 503(b) of the Bankruptcy Code prior to the Confirmation Date (including requests under section 503(b)(4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in the Chapter 11 Cases) shall be filed and served, within the period specified in Article XV.A.2 of the Plan unless otherwise extended by the Court, upon (a) the Debtors, c/o NTL Incorporated, 110 East 59th Street, 26th Floor, New York, New York 10022 (Att'n: Richard J. Lubasch, Esq.), (b) counsel for the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 (Att'n: Kayalyn A. Marafioti, Esq.),
(c) counsel for the Creditors' Committee, Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 (Att'n: Bonnie Steingart, Esq.), and (d) the Office of the United States Trustee, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Att'n: Richard Morrissey, Esq.).

         61. Payment Of United States Trustee Fees. All fees payable by the Debtors under 28 U.S.C. '1930 shall be paid on or before the Effective Date.

         62. Failure To Confirm Or Consummate Plan. In accordance with
Article XV.H of the Plan, if consummation of the Plan does not occur, then
(a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

         63. Retention Of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Order or the occurrence of the Effective Date, this Court shall retain exclusive jurisdiction (except with respect to the purposes described in Article XII.A of the Plan, with respect to which jurisdiction shall not be exclusive) over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction over those items and matters set forth in
Article XII of the Plan, as modified by paragraph 45 above.

         64. References To Plan. Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, if appropriate.

         65. References To Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

         66. Inconsistency. In the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument, or document). In the event of any inconsistency between the Plan or any agreement, instrument, or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern.

         67. Notice Of Entry Of Confirmation Order. In accordance with Fed.
R. Bankr. P. 2002 and 3020(c), within five business days of the date of entry of this Confirmation Order, the Reorganized Debtors (or their agents) shall give notice of the entry of this Order, in substantially the form of Exhibit B annexed hereto (the "Notice of Confirmation"), by United States first class mail postage prepaid, by hand, or by overnight courier service to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any person to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked "undeliverable as addressed," "moved - left no forwarding address," or "forwarding order expired," or similar reason, unless the Debtors have been informed in writing by such person, or are otherwise aware, of that person's new address. To supplement the notice described in the preceding sentence, within fifteen days of the date of this Order the Debtors shall publish the Notice of Confirmation once each in the global edition of the Wall Street Journal and the Financial Times.

         68. Sufficiency Of Notice Of Confirmation. Mailing and publication of the Notice of Confirmation in the time and manner set forth in the preceding paragraph are good and sufficient under the particular circumstances and in accordance with the requirements of Fed. R. Bankr. P. 2002 and 3020(c), and no further notice is necessary.

         69. Authorization To Consummate. The Debtors are authorized to consummate the Plan at any time after entry of this Order subject to the satisfaction or waiver of the conditions precedent to Consummation set forth in Article X.B of the Plan.

Dated:   New York, New York
         September 5, 2002


                                                /s/ Allan L. Gropper
                                          ---------------------------------
                                          United States Bankruptcy Judge

                                 Exhibit A

                  Second Amended Joint Reorganization Plan
                Of NTL Incorporated And Certain Subsidiaries

                                 Exhibit B

               Form Of Notice Of Entry Of Confirmation Order

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - - - -x
         In re                             :
                                           :      Chapter 11
NTL INCORPORATED, et al.,                  :      Case No. 02-41316 (ALG)
                                           :      (Jointly Administered)
                           Debtors.        :
- - - - - - - - - - - - - - - - - - - - - -x


  NOTICE OF ENTRY OF ORDER CONFIRMING SECOND AMENDED JOINT REORGANIZATION
             PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES


TO ALL CREDITORS, EQUITY SECURITY HOLDERS, AND OTHER PARTIES-IN-INTEREST:

         PLEASE TAKE NOTICE that on September _, 2002 (the "Confirmation Date"), the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the Second Amended Joint Reorganization Plan Of NTL Incorporated And Certain Subsidiaries (collectively, the "Debtors"), dated July 15, 2002, as amended (the "Plan"). Unless otherwise defined, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan.

         PLEASE TAKE FURTHER NOTICE that pursuant to 11 U.S.C. ' 1141(a), the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Interests in any of the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted, rejected, or are deemed to have accepted or rejected the Plan, (iv) each Person acquiring property under the Plan, (v) all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, (vi) all entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or the Confirmation Order, and (vii) each of the foregoing's respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any.

         PLEASE TAKE FURTHER NOTICE that any party-in-interest wishing to obtain copies of the Confirmation Order may request such copies at his or her own expense by contacting Ilan Markus, Esq. at Skadden Arps, Slate, Meagher & Flom LLP, (212) 735-3000. Copies of the Confirmation Order may also be reviewed during regular business hours at the Office of the Clerk of the Bankruptcy Court or by accessing the Bankruptcy Court's web site at http://www.nysb.uscourts.gov. A password is necessary to access documents on this website. Information regarding acquisition of a password is available on the website.


Dated:   New York, New York            BY ORDER OF THE BANKRUPTCY COURT
         September _, 2002     Allan L. Gropper, United States Bankruptcy Judge


SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for NTL Incorporated, et al.
Debtors and Debtors-in-Possession
Four Times Square
New York, New York  10036-6522
(212) 735-3000
Kayalyn A. Marafioti (KM 9362)